Exhibit 99.1

NEWS

INVESTOR CONTACTS:	FOR IMMEDIATE RELEASE

Rick Frier

Executive Vice President and Chief Financial Officer

(727) 579-5147

Joanne Freiberger

Vice President, Finance

(727) 579-5116

MEDIA CONTACT:

Nicole Andriso

Public Relations Manager

(727) 563-5822

Catalina Marketing Elects Jeffrey W. Ubben to Board of Directors

ST. PETERSBURG, FL, May 17, 2006 – Catalina Marketing Corporation (NYSE: POS) announced today that Jeffrey W. Ubben, 44, has been elected to its board of directors, increasing the board to eight members. Mr. Ubben will serve as a member of the company’s finance committee and compensation committee.

Mr. Ubben is a co-founder and a principal owner of ValueAct Capital, an investment partnership with approximately $3.5 billion in assets under management. ValueAct Capital has been an institutional investor in Catalina Marketing since August 2003. Prior to co-founding ValueAct Capital in 2000, Mr. Ubben was a Managing Partner at BLUM Capital Partners (“BLUM”) for more than five years.

Previously, Mr. Ubben spent eight years at Fidelity Management and Research where he managed two multi-billion-dollar mutual funds, including the Fidelity Value Fund. Mr. Ubben currently serves as a director of Gartner Group, Inc. (NYSE: IT), Mentor Corporation (NYSE: MNT) and Per-Se Technologies, Inc. (NASDAQ: PSTI).

Commenting on the announcement, Frederick W. Beinecke, Catalina’s chairman of the board of directors, said, “We are pleased to welcome Mr. Ubben to our board. Jeff’s extensive financial, leadership and business experience will be a valuable resource to our company.”

About Catalina Marketing Corporation

Based in St. Petersburg, Fla., Catalina Marketing Corporation (www.catalinamarketing.com) was founded over 20 years ago based on the premise that targeting communications based on actual purchase behavior would generate more effective consumer response. Today, Catalina Marketing combines unparalleled insight into consumer behavior with dynamic consumer access. This combination of insight and access provides marketers with the ability to execute behavior-based marketing programs, ensuring that the right consumer receives the right message at exactly the right time. Catalina Marketing offers an array of behavior-based promotional messaging, loyalty programs and direct-to-patient information. Personally identifiable data that may be collected from the company’s targeted marketing programs, as well as its research programs, are never sold or provided to any outside party without the express permission of the consumer.

Certain statements in the preceding paragraphs are forward-looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to, potential complications, hardware and software issues and delays related to the schedule, installation and operation of color printers, the effectiveness of color printers to increase sales and redemption rates or provide a more effective advertising medium, the changing market for promotional activities, especially as it relates to policies and programs of packaged goods and pharmaceutical manufacturers and retailers, government and regulatory statutes, rules, regulations and policies, the effect of economic and competitive conditions and seasonal variations, actual promotional activities and programs with the company’s customers, the pace of installation of the company’s networks including as it relates to the installation of color printers and the Company’s networks in existing and future retail channels, the acceptance by the company’s manufacturer clients and retailers of color printers and related new and additional terms and conditions, the success of new services and businesses and the pace of their implementation, the company’s ability to maintain favorable client and retailer relationships, and the outcome and impact of the pending shareholder class action and derivative lawsuits.

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